SCHEDULE A
to the
INVESTMENT ADVISORY AGREEMENT
Dated October 7, 2022 between
ETF SERIES SOLUTIONS
and
ADVISORS ASSET MANAGEMENT, INC.

The Trust will pay to the Adviser as compensation for the Adviser’s services rendered, a fee, computed daily at an annual rate based on the average daily net assets of the respective Fund in accordance with the following fee schedule:

Fund	Rate	Effective Date
AAM S&P 500 High Dividend Value ETF	0.29%	April 28, 2023
AAM S&P Emerging Markets High Dividend Value ETF	0.49%	April 28, 2023
AAM S&P Developed Markets High Dividend Value ETF	0.39%	April 28, 2023
AAM Low Duration Preferred and Income Securities ETF	0.45%	April 28, 2023
AAM Transformers ETF	0.49%	January 19, 2023
AAM Brentview Dividend Growth ETF	0.49%	April 11, 2024
AAM Sawgrass U.S. Large Cap Quality Growth ETF	0.49%	April 11, 2024
AAM Sawgrass U.S. Small Cap Quality Growth ETF	0.55%	April 11, 2024

IN WITNESS WHEREOF, the parties hereto have caused this Schedule A to be signed on their behalf by their duly authorized officers as of July 11, 2024.
ETF SERIES SOLUTIONS, on behalf of each Fund listed on this Schedule A

    By: /s/ Joshua J. Hinderliter
     Name: Joshua J. Hinderliter
     Title: Vice President and Secretary

    ADVISORS ASSET MANAGEMENT, INC.

    By: /s/ Marilee Ferone
     Name: Marilee Ferone
     Title: Executive Vice President